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                                                                   Exhibit 5(a)

                           [Latham & Watkins Letterhead]

                                  October 14, 1998


Getchell Gold Corporation
5460 South Quebec Street, Suite 240
Englewood, Colorado 80111

          Re:  Getchell Gold Corporation
               870,000 shares of Common Stock, par value $0.0001 per share
               -----------------------------------------------------------

Ladies/Gentlemen:

     In connection with the registration under the Securities Act of 1933, as amended (the "Act"), of an aggregate of 870,000 shares (the "Shares") of common stock, par value $0.0001 per share, of Getchell Gold Corporation (the "Company") issuable under the Getchell Gold 1998 Stock Option Plan for Outside Directors (the "New Director Plan") and the Getchell Gold Corporation 1996 Long Term Equity Incentive Plan (the "Plan," and together with the New Director Plan, the "Plans"), by the Company on Form S-8 filed with the Securities and Exchange Commission (the "Commission") on October 14, 1998 (the "Registration Statement"), you have requested our opinion with respect to the matters set forth below.

     In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

     In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

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     We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws, or as to any matters of municipal law or the laws of any other local agencies within the State of Delaware.

     Subject to the foregoing, it is our opinion that the Shares to be issued under each of the Plans have been duly authorized, and upon the issuance and delivery of the Shares, in the manner contemplated by the each of the Plans, and assuming the Company completes all actions and proceedings required on its part to be taken prior to the issuance and delivery of the Shares pursuant to the terms of each of the Plans, including, without limitation, collection of required payment for the Shares, the Shares will be validly issued, fully paid and nonassessable.

     This opinion is rendered only to you and is solely for your benefit in connection with the transactions covered hereby. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to or relied upon by any other person, firm or corporation for any purpose, without our prior written consent. We consent to your filing this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,


                                       /s/ LATHAM & WATKINS

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